EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Nuance Communications, Inc.
Burlington, Massachusetts
We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-142182, 333-147715 and 333-61862) and Form S-8 (Nos. 333-188397, 333-182459, 333-179399, 333-178436, 333-164955, 333-157579, 333-151088, 333-151087, 333‑153911, 333-148684, 333-145971, 333-143465, 333-142183, 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425 and 333-04131) of Nuance Communications, Inc. of our reports dated November 26, 2014 relating to the consolidated financial statements and the effectiveness of Nuance Communications, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP
Boston, Massachusetts
November 26, 2014